Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 28, 2011 (except for Note 13, as to which the date is June 1, 2011) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-171923) and related Prospectus of Skullcandy, Inc. for the registration of shares of its common stock

/s/ Ernst & Young LLP

Salt Lake City, Utah

June 1, 2011